EXHIBIT 12
WEYERHAEUSER COMPANY AND SUBSIDIARIES
COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES

DOLLAR AMOUNTS IN MILLIONS
	Year Ended
	2012	2011	2010	2009	2008
Available earnings (loss):
Earnings (loss) from continuing operations before interest expense, amortization of debt expense and income taxes	$831	$647	$520	$(238)	$(2,301)
Add: interest portion of rental expense	14	16	18	31	32
Add: undistributed losses of equity affiliates and minority interest in income of subsidiaries	—	3	12	21	199
Available earnings (loss)	$845	$666	$550	$(186)	$(2,070)
Fixed charges:
Interest expense incurred:
Weyerhaeuser Company and subsidiaries excluding Weyerhaeuser Real Estate Company and other related subsidiaries	$346	$361	$401	$457	$466
Weyerhaeuser Real Estate Company and other related subsidiaries	27	24	28	35	60
Subtotal	373	385	429	492	526
Less: intercompany interest	(13)	(4)	(4)	(5)	(15)
Total interest expense incurred	360	381	425	487	511
Amortization of debt expense	6	7	6	7	7
Interest portion of rental expense	14	16	18	31	32
Total fixed charges	$380	$404	$449	$525	$550
Ratio of earnings to fixed charges	2.22	1.65	1.22
Coverage deficiency	$—	$—	$—	$711	$2,620
WEYERHAEUSER COMPANY WITH ITS WEYERHAEUSER REAL ESTATE COMPANY AND OTHER RELATED SUBSIDIARIES ACCOUNTED FOR ON THE EQUITY METHOD, BUT EXCLUDING THE UNDISTRIBUTED EARNINGS OF THOSE SUBSIDIARIES
COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES

DOLLAR AMOUNTS IN MILLIONS
	Year Ended
	2012	2011	2010	2009	2008
Available earnings (loss):
Earnings (loss) from continuing operations before interest expense, amortization of debt expense and income taxes	$791	$619	$487	$(311)	$(2,350)
Add: interest portion of rental expense	12	13	15	24	23
Add (deduct): undistributed (earnings) losses of equity affiliates and minority interest in income of subsidiaries	(1)	2	10	17	41
Add (deduct): undistributed (earnings) losses before income taxes of Weyerhaeuser Real Estate Company and other related subsidiaries	(100)	(55)	(89)	303	1,422
Available earnings (loss)	$702	$579	$423	$33	$(864)
Fixed charges:
Interest expense incurred	$346	$361	$401	$457	$466
Amortization of debt expense	6	7	6	7	7
Interest portion of rental expense	12	13	15	24	23
Total fixed charges	$364	$381	$422	$488	$496
Ratio of earnings to fixed charges	1.93	1.52	1.00
Coverage deficiency	$—	$—	$—	$455	$1,360